Exhibit 99.1

For more information, contact:

Linda Ford

DynTek, Inc.

949-798-7215

linda.ford@dyntek.com

DynTek Receives Notice of Deficiency for 2003 Transactions

Nasdaq Indicates Initial Determination that Sale of Shares by Former Shareholder DynCorp May Have Required DynTek Shareholder Approval at the Time

Irvine, CA —December 2, 2004— DynTek, Inc. (Nasdaq: DYTK, DYTKP, DYTKW), a leading provider of professional technology services and IT security solutions, today announced that on November 26, 2004, it received a deficiency letter from the Staff of The Nasdaq Stock Market stating that the Staff believes the Company did not comply with the shareholder approval requirements in Marketplace Rule 4350(i)(1)(D)(i) with respect to certain sales of the Company’s shares in 2003.

The Staff has informed the Company that it believes that the sale by DynCorp, Inc., a former significant shareholder of the Company, of all of its shares of Company stock in 2003 required prior shareholder approval,  especially when aggregated with other issuances of the Company’s securities that transpired from May through July 2003.  Upon receiving the Staff deficiency letter, the Company met with the Staff to discuss a plan of compliance. The Company is in the process of providing the Staff with additional requested information for the Staff’s review.

“DynTek believes that it has acted in good faith in all matters relating to the sale of its securities and does not believe that it has failed to comply with Nasdaq’s rules,” stated Steven Ross, DynTek chief executive officer. “The DynCorp sale of its DynTek stock in July 2003 was part of an independent transaction by a shareholder that was not part of any financing undertaken by the Company.  DynCorp had obtained DynTek shares through an acquisition by DynTek of certain DynCorp businesses.  That acquisition and the issuance of DynTek shares to DynCorp had been presented to and approved by our shareholders.  The sale of the DynTek shares by DynCorp was part of a series of transactions undertaken by DynCorp in order to resolve potential disputes with DynTek relating to the performance of such business.  We believe that the purpose and language of the shareholder approval rule should not apply in this circumstance.”

The Staff noted that should a final determination be made that the Company was not in compliance with

Marketplace Rule 4350(i)(l)(D)(i) that it may provide a notice of delisting from The Nasdaq SmallCap Market.

In such a case, the Staff advised that the Company may appeal the Staff’s decision to a Nasdaq Listing Qualifications Panel.  That hearing would stay the delisting of the Company’s securities pending the Panel’s decision.  Should the Staff’s review result in a determination that the Company did not comply with the rule, and should an appeal to the Panel also be unsuccessful, the Company’s securities may be delisted from The Nasdaq SmallCap Market.  In such circumstance, the Company’s securities would be eligible for continued trading and quotation on the OTC Bulletin Board.

About DynTek

DynTek is a leading provider of professional technology services to government, education and mid-market commercial customers in the largest IT markets nationwide.  The company provides solutions that address the critical business needs of organizations today, such as IT security, voice and data convergence (VOIP), enterprise access and technology management.  Our practice areas incorporate an approach and methodology derived from over 18 years of experience in the assessment, design, implementation, management and support of technology solutions.  For more information, visit www.dyntek.com.

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Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby.  Investors are cautioned that certain statements in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors.  Such uncertainties and risks include, among others, success in reaching target markets for services and products in a highly competitive market and the ability to attract future customers, the ability to finance and sustain operations, including the ability to comply with the terms of  the Textron Factoring Facility and/or the amended Laurus Funds Note, and to extend such obligations when either becomes due,  or to replace them with alternative financing, the ability to raise equity capital in the future, despite historical losses from operations, the ability to fulfill the Company’s obligations to third parties, and ability to resolve successfully certain ongoing litigation over contract performance in the state of Virginia, the size and timing of additional significant orders and their fulfillment, the ability to turn contract backlog into revenue and net income, the continuing desire of state and local governments to outsource to private contractors, the ability to successfully integrate ITI and Redrock, the ability to continue to implement an acquisition growth strategy, the ability to achieve financial targets, the retention of certain key managers, the performance of successful government and commercial technology services, the ability to develop and upgrade our technology, the continuation of general economic and business conditions that are conducive to governmental outsourcing of service performance and the acquisition of other services and product, the ability to maintain a listing on the Nasdaq SmallCap Market,  and such other risks and uncertainties included in our Annual Report on Form 10-K filed on September 29, 2004, our Quarterly Report on Form 10-Q filed on November 15, 2004, and other SEC filings.  The Company has no obligation to publicly release the results of any revisions, which may be made to any forward-looking statements to reflect anticipated or unanticipated events or circumstances occurring after the date of such statements.